Exhibit 99.1

Mesa Labs Announces First Quarter Results

Lakewood, Colorado, August 5, 2025 – Mesa Laboratories, Inc. (NASDAQ:MLAB), a global leader in the design and manufacture of life science tools and critical quality control solutions, today announced results for its first fiscal quarter (“1Q26”) ended June 30, 2025 (amounts in thousands).

First quarter FY26 compared to first quarter FY25:

●	Revenues increased 2.4%
●	Non-GAAP core organic revenues[1] growth was 0.4%
●	Operating income decreased 45.1% to $3,064 primarily due to the impacts of FX and non-cash stock-based compensation expense
●	Non-GAAP adjusted operating income (“AOI”) excluding unusual items[2] decreased 15.9% and was 21.7% as a percentage of revenues

We operate our business in four divisions: Sterilization and Disinfection Control (“SDC”), Clinical Genomics (“CG”), Biopharmaceutical Development (“BPD”), and Calibration Solutions (“CS”).

Executive Commentary (amounts in thousands)

“Against a highly volatile macroeconomic environment, the team’s leverage of the Mesa Way operating model delivered quarterly revenues of $59,543 or 2.4% organic (0.4% core organic) revenues growth. Negotiating final tariff surcharges in BPD resulted in approximately $1.5M of expected 1Q26 revenues shifting into 2Q26. Strong growth in SDC and CG growth of 7.9% excluding China overcame a continued contraction of CG China revenues of approximately $1.8M or 69% as compared to the same quarter in the prior year. In consideration of BPD timing delays and overall bookings strength, we expect to meet our revenue goals for the first half of the fiscal year” said Gary Owens, Chief Executive Officer of Mesa.

“Profitability for the quarter, using our preferred metric of AOI excluding unusual items as a percentage of revenues, was 21.7% as compared to 26.4% in the same quarter of the prior year and 23.5% for FY25. Gross profit percentage contracted by 200 bps versus the first quarter of the prior year (which included $778 of non-cash inventory step up amortization), of which 40 bps were associated with tariff-related charges. The remaining contraction was primarily due to FX and the impact of strategically prioritized BPD shipments of low margin hardware to China. Operating expenses were within our expected range but did increase 250 bps versus the same quarter prior year due to investments in commercial resources during the back half of FY25 and the significant impact of FX. In total we paid approximately 1% of revenues in tariffs with a significant portion either passed onto customers or capitalized into inventory. We will continue to work diligently to counter the impact of tariffs on the bottom line through a combination of price increases or surcharges while prioritizing customer retention and topline growth. With the expected additional revenue in 2Q26, we expect to see AOI excluding unusual items as a percentage of revenues to meaningfully improve in the second quarter” added Mr. Owens.

“Continuously improving our internal processes is the best way to counter macroeconomic storms. The Mesa Way was in action this May in Breakthrough 7, where we began deploying this year’s Clinical Genomics division’s strategic plan. In Breakthrough 7 we focused on accelerating New Product Development, excellence in Product Launches, spreading best practices and tools for Customer Prospecting, and Manufacturing Scrap Reduction. Each team had stretch goals, diagnosed opportunities for process improvement, try stormed solutions, and implemented improvements. In the coming quarters through rigorous follow through we expect to sustain material improvements as well as learn more about new areas where process innovation can drive new customer adoption and reduce waste” added Mr. Owens.

“While 1Q26 was challenging in the face of a difficult macroeconomic environment, we are encouraged by our continuing commercial success, traction with key initiatives, and the resilience of our operating model” concluded Mr. Owens.

Financial Results (unaudited, amounts in thousands, except per share data)

Total revenues were $59,543, an increase of 2.4% compared to 1Q25. Operating income decreased 45.1% to $3,064. Net income was $4,742, an increase of 40.0%, or $0.85 per diluted share of common stock. On a non-GAAP basis, core organic revenues growth was 0.4% and AOI decreased 7.7% to $12,902 or $2.32 per diluted share of common stock, compared to 1Q25. As detailed in the Unusual Items table below, AOI for 1Q25 was negatively impacted by unusual items totaling $1,368. Excluding the unusual items for 1Q25, AOI decreased 15.9% to $12,902. A reconciliation of non-GAAP measures is provided in the tables below. Total Net Leverage Ratio3 was 3.16 as of June 30, 2025.

Division Performance

	Revenues	Organic Revenues Growth[1]	Core Organic Revenues Growth

(Amounts in thousands)	Three Months Ended June 30, 2025	Three Months Ended June 30, 2025	Three Months Ended June 30, 2025
SDC	$25,410	10.7%	7.5%
BPD	11,486	(4.3)%	(7.0)%
CS	12,350	4.7%	4.8%
CG	10,297	(9.7)%	(10.7)%
Total	$59,543	2.4%	0.4%

Sterilization and Disinfection Control (43% of revenues in 1Q26) revenues were $25,410 for the quarter, which delivered core organic revenues growth of 7.5%. This growth was driven by strong commercial execution which resulted in orders growth greater than revenues growth. Revenues growth was also enhanced by a reduction in past-due backlog as our manufacturing productivity increased. We expect to continue to reduce our past due backlog over the remainder of fiscal year 2026. Gross profit percentage for the quarter increased by 370 bps versus the same quarter in the prior year primarily due to a 340 bps benefit from non-cash inventory step-up charges in 1Q25.

Biopharmaceutical Development (19% of revenues in 1Q26) revenues were $11,486 for the quarter, a core organic revenues decline of 7.0%. As described above, the decline in revenues was driven by the timing of order placements and shipping delays, absent of which we would have shown positive revenues growth of approximately 8.0%. Gross profit percentage contracted 1,140 bps for the quarter due primarily to unfavorable product mix, delayed volumes, and FX, a significant amount of which is denominated in SEK which has appreciated 12.4% vs the USD in the past year. For the full year FY26, we expect mix to normalize and therefore gross profit percentage to improve over the course of the year.

Calibration Solutions (21% of revenues in 1Q26) revenues were $12,350 for the quarter, which delivered core organic revenues growth of 4.8%. Revenues growth was driven primarily by strong commercial execution, particularly in our renal care line, and to a lesser extent, price increases. Gross profit percentage decreased by 440 bps for the quarter, primarily due to raw material price headwinds driven by tariffs, increased labor costs, and to a lesser extent product mix.

Clinical Genomics (17% of revenues in 1Q26) revenues were $10,297 for the quarter, which resulted in a core organic revenues decline of 10.7%. A contraction in China revenues of approximately $1.8M, or 69% versus the same quarter prior year, were partially offset by 7.9% growth outside of China. China represented approximately 8% of total division revenues for 1Q26 versus approximately 19% for FY25. The China contraction was driven by macroeconomic and tariff uncertainty as well as ongoing regulatory headwinds. Growth outside of China, was primarily from consumables as we execute against our new product development and commercial strategy which should continue to deliver over the remainder of the fiscal year. Gross profit percentage decreased by 420 bps for the quarter, primarily due to decreased volumes.

Use of Non-GAAP Financial Measures

Adjusted operating income, adjusted operating income excluding unusual items, organic revenues growth and core organic revenues growth are non-GAAP measures that exclude or adjust for certain items, as detailed within the tables in “Supplemental Information Regarding Non-GAAP Financial Measures.”

1 Organic revenues growth is defined as reported revenues growth excluding the impact of acquisitions and core organic revenues growth is defined as organic revenues growth excluding currency translation. A reconciliation of these non-GAAP measures to their GAAP counterpart is set forth below.

2 Adjusted operating income and adjusted operating income per share are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. These measures are also presented excluding unusual items. A reconciliation of these non-GAAP measures to their GAAP counterparts is set forth below, along with additional information regarding their use.

3 Total Net Leverage Ratio under our Credit Facility is defined as the ratio of total debt minus unrestricted cash in excess of $10 million as compared to 12 months trailing EBITDA. EBITDA, a non-GAAP metric, for purposes of this calculation, is defined as net income plus the sum of interest expense, income tax expense, depreciation, amortization, unusual or non-recurring non-cash charges and stock compensation expense.

About Mesa Laboratories, Inc.

Mesa is a global leader in the design and manufacture of life science tools and critical quality control solutions for regulated applications in the pharmaceutical, healthcare and medical device industries. Mesa offers products and services to help our customers ensure product integrity, increase patient and worker safety, and improve the quality of life throughout the world.

For more information about Mesa, please visit its website at www.mesalabs.com.

Forward Looking Statements

This press release contains forward-looking statements regarding our future business expectations. Any statements contained herein that are not statements of historical fact may be forward-looking statements, including statements relating to future financial results, business conditions and strategic initiatives. Words such as “expect,” “seek,” “plan” “intend,” “anticipate,” “believe,” “could,” “should,” “estimate,” “may,” “target,” “project,” and similar expressions may also identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. The forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to risks and uncertainties relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control. Risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections include those relating to: our ability to successfully grow our business, including as a result of acquisitions; the results on operations of acquisitions; our ability to consummate acquisitions at our historical rate and at appropriate prices; our ability to effectively integrate acquired businesses and achieve desired results; the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; conditions in the global economy and the particular markets we serve; significant developments or uncertainties stemming from actions of the U.S. government, including changes in U.S. trade policies and medical device regulations; the timely development and commercialization, and customer acceptance, of enhanced and new products and services; the inherent uncertainty of projections of revenues, growth, operating results, profit margins, expenses, earnings, margins, tax rates, tax provisions, cash flows, liquidity, demand, and competition; the effects of additional actions taken to become more efficient or reduce costs; restructuring activities; laws regulating fraud and abuse in the health care industry and the privacy and security of health and personal information; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; and general economic, industry, and capital markets conditions. These risks and uncertainties also include, but are not limited to, those described in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K for the year ended March 31, 2025 and our Quarterly Reports on Form 10-Q. We assume no obligation to update the information in this press release.

Mesa Laboratories Contacts:

Gary Owens; President and CEO,

John Sakys; CFO

1-303-987-8000

investors@mesalabs.com

Financial Summary (Unaudited except for the information as of and for the year ended March 31, 2025)

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2025	2024
Revenues	$59,543	$58,170
Cost of revenues	22,604	20,921
Gross profit	36,939	37,249
Operating expenses	33,875	31,669
Operating income	3,064	5,580
Nonoperating (income) expense	(3,948)	1,675
Earnings before income taxes	7,012	3,905
Income tax expense	2,270	517
Net income	$4,742	$3,388

Earnings per share (basic)	$0.87	$0.63
Earnings per share (diluted)	0.85	0.62

Weighted average common shares outstanding:
Basic	5,465	5,397
Diluted	5,553	5,424

Consolidated Condensed Balance Sheets
(Amounts in thousands)	June 30, 2025	March 31, 2025
Cash and cash equivalents	$21,279	$27,321
Other current assets	76,979	75,364
Total current assets	98,258	102,685
Noncurrent assets	337,485	330,663
Total assets	$435,743	$433,348

Liabilities	$263,247	$273,518
Stockholders’ equity	172,496	159,830
Total liabilities and stockholders’ equity	$435,743	$433,348

Reconciliation of Non-GAAP Measures

(Unaudited)

GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (“AOI”)

(Amounts in thousands, except per share data)	Three Months Ended June 30,
	2025	2024
Operating income (GAAP)	$3,064	$5,580
Amortization of intangible assets	4,553	4,061
Stock-based compensation expense	3,881	2,928
Depreciation expense	1,404	1,404
AOI (non-GAAP)	$12,902	$13,973

Unusual items – before tax
Non-cash GKE inventory step-up1	$--	$778
GKE integration costs[2]	--	590
Total impact of unusual items on AOI – before tax	$--	$1,368

AOI excluding unusual items (non-GAAP)	$12,902	$15,341

AOI per share - basic (non-GAAP)	$2.36	$2.59
AOI per share - diluted (non-GAAP)	2.32	2.58

AOI excluding unusual items per share – basic (non -GAAP)	2.36	2.84
AOI excluding unusual items per share – diluted (non-GAAP)	2.32	2.83

Weighted average common shares outstanding:
Basic	5,465	5,397
Diluted	5,553	5,424

1 Non-cash cost of revenues expense associated with the step up to fair value of GKE inventory due to application of purchase accounting

2 GKE integration costs consist primarily of consulting costs for the integration of the acquiree, including the implementation of the enterprise resource planning tool and professional auditing services related to the audit of purchase accounting

Organic and Core Organic Revenues Growth (Unaudited)

Three Months Ended June 30, 2025
Total revenues growth	2.4%
Impact of acquisitions	--%
Organic revenues growth (non-GAAP)	2.4%
Currency translation	(2.0)%
Core organic revenues growth (non-GAAP)	0.4%

Supplemental Information Regarding Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we provide non-GAAP adjusted operating income, non-GAAP adjusted operating income per share amounts, non-GAAP adjusted operating income excluding unusual items, non-GAAP adjusted operating income excluding unusual items per share amounts, non-GAAP organic revenues growth, and non-GAAP core organic revenues growth in order to provide meaningful supplemental information regarding our operational performance. We believe that the use of these non-GAAP financial measures, in addition to GAAP financial measures, helps investors to gain a better understanding of our operating results, consistent with how management measures and forecasts our operating performance, especially when comparing such results to previous periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.  This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds these measures to be useful, we believe that our investors can benefit by evaluating both GAAP and non-GAAP results.

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets acquired in a business combination, stock-based compensation, depreciation and impairment of goodwill and long-lived assets. To calculate adjusted operating income, we exclude, as applicable:

●	Impairments of long-lived assets as such charges are outside of our normal operations and in most cases are difficult to accurately forecast.
●	Stock-based compensation expense as it is a non-cash charge and costs calculated for this expense vary in accordance with the stock price on the date of grant.
●	Depreciation expense as it is a non-cash charge.
●

The expense associated with the amortization of acquisition-related intangible assets as a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of up to 20 years. Exclusion of amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

The non-GAAP measures of adjusted operating income excluding unusual items and adjusted operating income excluding unusual items per share presented in the reconciliation above are defined as adjusted operating income less unusual items that are not on-going and are related to a specific transaction. We exclude these unusual items as they are outside of normal operations and are not on-going.

Our management recognizes that items such as amortization of intangible assets, stock-based compensation expense, depreciation expense and impairment losses on goodwill and long-lived assets can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely on the GAAP consolidated statements of operations. The non-GAAP numbers focus instead on our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to, financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. Our non-GAAP information may be different from the non-GAAP information provided by other companies.